EXHIBIT 16.1


April 19, 2005




Securities and Exchange Commission
Washington, D.C. 20549

RE:      DHB INDUSTRIES, INC.
         COMMISSION FILE #0-22429

Gentlemen:

We have read the above referenced Registrant's response to Item 4 - Changes in Registrant's Certifying Accountant with respect to its Current Report on Form 8-K dated April 8, 2005 and concur with the statements made therein.

Sincerely,



Weiser LLP